Exhibit 10.6

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

Earthasia International Holdings Limited

泛 亞 環 境 國 際 控 股 有 限 公 司

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 6128)

ADOPTION OF SHARE AWARD SCHEME BY A SUBSIDIARY

The Board is pleased to announce that on 19 January 2021, EIL, an indirect wholly owned subsidiary of the Company, adopted the EIL Share Award Scheme for recognising the contributions made or to be made by certain Participants and to provide them with incentives in order to retain them for the continual operation and development of the EIL Group and to attract suitable personnel for further development of the EIL Group.

THE SHARE AWARD SCHEME

The Board is pleased to announce that on 19 January 2021, EIL, an indirect wholly owned subsidiary of the Company, adopted the EIL Share Award Scheme.

SUMMARY OF THE PRINCIPAL TERMS

Purposes and Objectives

The purposes and objectives of the EIL Share Award Scheme are to recognise the contributions made or to be made by certain Participants and to provide them with incentives in order to retain them for the continual operation and development of the EIL Group and to attract suitable personnel for further development of the EIL Group.

Duration

Subject to any early termination as may be determined by the EIL Board pursuant to the Scheme Rules, the EIL Share Award Scheme shall be valid and effective for a term of ten years commencing on the Adoption Date.

Administration

The EIL Share Award Scheme shall be subject to the administration of the EIL Board in accordance with the Scheme Rules.

Operation of the EIL Share Award Scheme

Subject to the provision of the EIL Share Award Scheme, the EIL Board may, from time to time, at its absolute discretion select any Participant (other than any Excluded Participant) for participation in the EIL Share Award Scheme for the Award.

In determining the number of the Awarded Shares to be granted to any Selected Participant (excluding any Excluded Participant), the EIL Board shall take into consideration matters including but not limited to, the present contribution and expected contribution of the relevant Selected Participant to the profits of the EIL Group.

The EIL Board is entitled to impose any conditions, as it deems appropriate in its absolute discretion with respect to the vesting of the Awarded Shares on the Selected Participant, and shall inform such Selected Participant the relevant conditions of the Award and the Awarded Shares.

The Awarded Shares shall be new shares to be allotted and issued by EIL and the par value of the Awarded Shares shall be paid by the Selected Participant.

Where any grant of Awarded Shares is proposed to be made to any person who is a connected person of the Company or EIL within the meaning of the Listing Rules, relevant provisions of the Listing Rules shall be complied with as may be applicable, failing which the Award may be void.

Vesting of Awarded Shares

Subject to the terms and conditions of the EIL Share Award Scheme and the fulfillment of all vesting conditions to the vesting of the Awarded Shares on such Selected Participant as specified in the EIL Share Award Scheme and the Grant Notice, the respective Awarded Shares shall vest in such Selected Participant and the EIL Board shall cause the Awarded Shares to be allotted and issued to such Selected Participant.

Prior to the Vesting Date, any Award made pursuant to the EIL Share Award Scheme shall be personal to the Selected Participant to whom it is made and shall not be assignable and no Selected Participant shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any other person over or in relation to the Awarded Shares referable to him pursuant to such Award.

Disqualification of Selected Participant

In the event that prior to or on the Vesting Date, a Selected Participant is found to be an Excluded Participant or is deemed to cease to be a Participant pursuant to Scheme Rules, no Awarded Shares shall be allotted and issued. Such Participant shall have no right or claim against EIL, any other member of the EIL Group, the EIL Board, or with respect to those or any other Shares or any right thereto or interest therein in any way.

If a Selected Participant died at any time prior to or on the Vesting Date, all the Awarded Shares of the relevant Selected Participant shall be deemed to be vested on the day immediately prior to his death.

Scheme Limit

The maximum number of Shares which may be granted to the Participants under the EIL Share Award Scheme is 500 Shares, such limit may be refreshed provided that the limit so refreshed must not exceed 10% of the issued share capital of the Company as at the date of approval of refreshment by the Board.

The maximum number of Shares which may be awarded to a Selected Participant under the EIL Share Award Scheme shall not exceed 1% of the issued share capital of EIL from time to time.

Termination

The EIL Share Award Scheme shall terminate on the earlier of (i) the 10th anniversary date of the Adoption Date; and (ii) such date of early termination as determined by the EIL Board by a resolution of the EIL Board provided that such termination shall not affect any subsisting rights of any Selected Participant thereunder.

DEFINITIONS

“Adoption Date”	19 January 2021, being the date on which the EIL Share Award Scheme is approved and adopted by EIL;

“Award”	an award of Awarded Shares by the EIL Board to a Selected Participant pursuant to the terms of the EIL Share Award Scheme;

“Awarded Shares”	such number of Shares to be awarded to a Selected Participant as determined by the EIL Board pursuant to the terms of the EIL Share Award Scheme;

“Board”	the board of directors of the Company;

“Company”	Earthasia International Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability, the shares of which are listed on the Stock Exchange;

“EIL Board”	the board of directors of EIL or such committee or such sub-committee or person(s) delegated with the power and authority by the board of directors of EIL to administer the EIL Share Award Scheme;

“EIL Group”	EIL and its Subsidiaries from time to time;

“EIL Share Award Scheme”	the share award scheme of EIL approved and adopted by the EIL Board on the Adoption Date, a summary of the principal terms of which is set out in this announcement;

“EIL”	Earthasia (International) Limited, a company incorporated in Hong Kong with limited liability, being an indirect wholly owned subsidiary of the Company;

“Excluded Participant(s)”	any Participant who is resident in a place where the award of the Awarded Shares and/or vesting and transfer of the Awarded Shares pursuant to the terms of the EIL Share Award Scheme is not permitted under the laws and regulations of such place or where in the view of the EIL Board, compliance with the applicable laws or regulations in such place makes it necessary or expedient to exclude such Participant;

“Grant Notice”	the notice of grant of Award under the EIL Scheme which may be issued by the EIL Board to a Selected Participant setting out the details of the Award and the conditions (if any) upon which the Award is granted in accordance with the Scheme Rules;

“Group”	the Company and its Subsidiaries from time to time;

“HK$”	Hong Kong dollar, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Participant(s)”	(i) any individual being an employee (including without limitation any director) of any member of the EIL Group; (ii) any agent or consultant to the EIL Group; and (iii) any business or joint venture partner, contractor, any party providing advisory, consultancy, professional services to the EIL Group, or any other persons who have contributed or may contribute to the operation and development of the EIL Group;

“Scheme Rules”	the rules relating to the EIL Share Award Scheme, as amended, modified or supplemented from time to time;

“Selected Participant(s)”	any Participant selected by the EIL Board for the Award in accordance with the Scheme Rules;

“Share(s)”	ordinary shares in the capital of EIL with a nominal value of HK$1.00 each (or of such other nominal amount as shall result from a sub-division, consolidation, reclassification, reduction or reconstruction of the share capital of EIL from time to time);

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subsidiary”	a company which is for the time being and from time to time a subsidiary (within the meaning given under section 15 of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong)) of the Company or EIL (as the case may be), whether incorporated in Hong Kong or elsewhere; and

“Vesting Date”	in respect of a Selected Participant, the date on which his entitlement to the Awarded Shares is vested in such Selected Participant in accordance with the Scheme Rules.

By order of the Board
Earthasia International Holdings Limited
Lau Hing Tat Patrick
Chairman

Hong Kong, 19 January 2021

As at the date of this announcement, the executive Directors are Mr. Lau Hing Tat Patrick, Mr. Chan Yick Yan Andross, Mr. Tian Ming, Mr. Yang Liu and Mr. Qiu Bin; the non-executive Director is Mr. Ma Lida; and the independent non-executive Directors are Ms. Tam Ip Fong Sin, Mr. Wang Yuncai, Mr. Liu Kwong Sang, Mr. Tang Zhaodong and Mr. Chan Anthony Kaikwong.